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                                                                EXHIBIT 10.12(a)


                                    AGREEMENT

         This Agreement dated November 13, 1996 is between Northeast DBS Enterprises, L.P. ("Seller") and Columbia DBS Management LLC ("Purchaser").

         The parties hereby agree as follows:

         1. At the closing of the transaction described herein (the "Closing") Purchaser shall buy and Seller shall sell Seller's entire right, title and interest in all of the assets of Seller (the "Assets"), free and clear of all liens, claims and encumbrances, other than with respect to the Assumed Liabilities, as hereinafter defined. The Assets include (but are not limited to) rights under the NRTC/Member Agreement for Marketing and Distribution of DBS Services and the NRTC/Member DBS Product Retail Agreement with respect to NRTC System No. 1005 (the "NRTC Agreements"), equipment, furniture, inventory, agreements, accounts receivable, prepaid expenses, tradenames, customer lists, and other current and long-term, tangible and intangible, assets.

         2. At the Closing the Purchaser shall assume (or discharge) the liabilities of the Seller set forth below (the "Assumed Liabilities");

         (a) All liabilities of Seller on the Closing reflected on the Closing Date Balance Sheet (as defined below) with regard to the categories of liabilities reflected on the unaudited balance sheet of Seller attached as Exhibit A (the "Balance Sheet Liabilities"),

         (b) All ongoing obligations of Seller after the Closing under the NRTC Agreements, and

         (c) All ongoing obligations of Seller after the Closing under all other agreements of Seller entered into in the ordinary course of business, and which relate to the DBS business, provided that, consistent with the Seller's past practices, which will not include any residual commissions payable with respect to activation of subscribers.

         3. The purchase price ("Purchase Price") for the Assets shall be the sum of $38,000,000 plus $400 for each subscriber at the Closing in excess of 20,000 subscribers. The Purchase Price shall be payable in cash in full at the Closing.

         4. Within 90 days after the Closing Seller will prepare, and the Seller's accountants will audit and deliver to Purchaser, a statement setting forth as of the Closing the current assets (excluding all deferred promotional costs in excess of $350,000) (the "Adjusted Current Assets") and the Balance Sheet Liabilities (the "Closing Date Balance Sheet"). Such statements will be prepared in accordance with GAAP applied on a consistent basis with past periods. The amount of the Purchase Price shall be adjusted on a "dollar for dollar" basis to reflect the amount by which the Adjusted Current Assets is greater or less than the the Balance Sheet Liabilities. Prior to the Closing the parties will cooperate in estimating such adjustment which shall be the basis for the amount tendered at Closing.



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         5. Seller shall be liable for and shall pay any transfer, sales and use taxes that may be levied on the acquisition.

         6. Seller shall, prior to the Closing, continue to operate the business in the normal course; it will not dispose of the business of any of the Assets other than in the normal course; and it will not effect any recapitalization, declare or pay any dividends, or make any distributions to the shareholders of Seller.

         7. Any broker's or finder's fee incurred by any party as a result of the acquisition are solely the responsibility of the party that incurred the obligation.

         8. Robert Bloch and Jeffrey Price shall enter into standard non-competition agreements with respect to the DBS business within the territories served by the NRTC and its members, which agreements shall terminate one year after the Closing; provided, however, that in the event Purchaser and Robert Bloch are unable to reach a mutually agreeable arrangement with respect to the employment or consulting relationship with Purchaser after the Closing, the territory with respect to Bloch's noncompetition agreement shall be limited to the territory covered by the NRTC Agreements.

         9. Purchaser acknowledges that it has been provided, and it has reviewed, detailed financial and operational information concerning the Seller and its business. Notwithstanding such review, Seller acknowledges that Purchaser has the right, during the 30-day period from the date hereof, to access the books and records of the Seller to confirm the information previously provided to Purchaser. Seller shall cooperate fully with Purchaser in providing access to such books and records.

         10. From the date hereof to the Closing, Seller shall refrain, and will cause all of its agents, employees, and partners to refrain from taking, directly or indirectly, any action to encourage, initiate, solicit or continue any discussions or negotiations with, or any other offers from, any person, corporation, partnership, limited liability company or any other entity concerning a merger, sale of assets (other than in the ordinary course of business), sale of partnership interests in Seller or any similar transaction concerning Seller which would result in the transfer (of control or otherwise) of NRTC System No. 1005.

         11. The parties shall refrain from disclosing the existence or terms of this Agreement or any information concerning the other party and its business (which it shall keep strictly confidential) except upon the mutual consent of the parties. The parties shall cooperate in preparing and disseminating a joint press release regarding the transaction.

         12. The parties shall cooperate in promptly amending this Agreement to add representations, indemnities and covenants customarily contained in business acquisition agreements. The indemnification provisions of the amended agreement shall specify a one-year survival of representations and a $5,000,000 cap on such indemnification liability, and apply with respect to (i) a breach of any representation of Seller, and (ii) any liabilities of Seller, contingent or otherwise, arising prior to Closing, other than the Assumed Liabilities. In order to satisfy indemnification claims of Purchaser, Seller agrees (a) to make no distributions of the


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Purchase Price unless and until Seller receives recontribution agreements from its partners limited in the aggregate to $5 million (including the $1 million held in escrow) enforceable by Purchaser to the extent Purchaser is entitled to indemnification, and (b) deposit into escrow $1 million to be held pursuant to a mutually agreeable escrow agreement through the first anniversary of Closing. In the event that the parties are not able to agree within 30 days of the date hereof on what are customary representations, indemnities and covenants for business acquisition agreements (or on what is a standard non-competition agreement or escrow agreements), the issue in dispute shall be resolved by arbitration as described below.

         13. The obligation of the Purchaser to consummate the transaction shall be subject to the following conditions (and no others):

         (a) Seller having at least 20,000 subscribers at Closing,

         (b) the parties shall have received the approval of the NRTC and DirecTv (and, if required, Hart Scott Rodino approval), and this Agreement shall have been approved by the limited partners of the Seller (and each of Robert Bloch and Jeffrey Price agrees to vote in favor of the transactions contemplated hereby in his capacity as a partner of Seller and as a director and shareholder of the general partner of Seller),

         (c) the representation of Seller contained in the amended Agreement shall be true in all material respects on the Closing,

         (d) in the course of Purchaser's confirmatory due diligence investigation it shall not have discovered a discrepancy between the information previously provided by Seller and the information contained in the books and records of Seller, which discrepancy would have an adverse material effect on the business of the Seller,

         (e) there shall be no governmental or court order restraining either party from consummating the transaction, and

         (f) all agreement, obligations, conditions and covenants to be performed or complied with by Seller on or before the Closing pursuant to the terms hereof shall have been duly performed or complied with on or before the Closing and Seller shall have delivered an assignment, bill of sale and other instruments of transfer to effectively assign, transfer and convey good and marketable title to the Assets as Purchaser shall reasonably request.

         14. The parties shall cooperate in diligently seeking the approval of the NRTC and DirecTv. The Closing shall occur within 30 days after receiving the approval of both the NRTC and DirecTv. This Agreement shall terminate in the event that either: (a) a required approval is not obtained, or (b) the Closing does not occur by March 31, 1997, except as extended pursuant to this paragraph. In the event of the termination of this Agreement, except as specified in paragraph 15 below, neither party shall have any further obligations of any kind to the other party arising hereunder, provided that the provisions of paragraph 11 shall survive termination of this Agreement for a period of three years. Notwithstanding anything else herein to the contrary, Seller shall have until March 31 to reach 20,000 subscribers, and if the failure


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to reach 20,000 subscribers is the only unfulfilled closing conditions as of
March 31, 1997, this Agreement and the Closing shall be extended to April 30 to afford Seller an additional month to reach 20,000 subscribers. Seller shall use its best efforts to keep the mix of packages subscribed to after the date hereof consistent with the mix as of the date hereof.

         15. Purchaser acknowledges that Seller has been negotiating with other parties for the sale of its business. In order to induce Seller to terminate such negotiations and enter into this Agreement, and with the understanding that Seller would be irreparably harmed if the Purchaser subsequently failed to consummate the transactions described herein, Purchaser has deposited by wire transfer on the date hereof to Seller $1,000,000 (the "Break-Up Fee"). Within 15 business days of the date hereof the Break-Up Fee shall be deposited into escrow to be held pursuant to a standard escrow agreement reflecting the terms of this Agreement, mutually acceptable to the parties. In the event that Purchaser fails to consummate the transaction, Seller shall be entitled to retain the Break-Up Fee and to recover up to a additional $4 million as liquidated damages in lieu of any and all other relief to which Seller might otherwise be entitle due to Purchaser's failure to consummate the transactions contemplated hereby, unless one or more of the conditions to Purchaser's obligation to close in accordance with paragraph 13 are not met by March 31, 1997, in which case Seller shall immediately thereafter return the BreakUp Fee to Purchaser. Upon the Closing, the Break-Up Fee shall be credited against the Purchase Price. Subject to
Section 12 hereof, Purchaser shall have all remedies under law or equity for breach by Seller of this Agreement.

         16. This Agreement shall be governed by the laws of the State of Delaware. In the event of any dispute arising out of this Agreement, either party may submit the dispute to binding arbitration in Delaware, with an arbitrator to be selected by the American Arbitration Association, and with the commencement of arbitration, any litigation regarding the dispute shall be terminated without prejudice. The determination of the arbitrator shall be final and binding, and may be enforced by any court of competent jurisdiction. The parties shall cooperate in providing all information to the arbitrator so that the arbitrator can render a decision within 90 days of a party first submitting the matter to arbitration. The fees of the arbitrator shall be borne in accordance with the decision of the arbitrator. The parties shall bear their own respective costs in the arbitration.

         17. This Agreement represents the entire agreement between the parties and supersedes all prior written and oral agreements, statements and promises of all kinds.

         18. This Agreement may be executed in counterparts, which together shall form one Agreement.

         19. This Agreement may not be assigned by either party, except to an affiliate.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



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        Northeast DBS Enterprises, L.P.

        By: /s/
            -------------------------------------
            For its general partner

        Columbia DBS Management, LLC

        By: /s/
            -------------------------------------


            /s/
            -------------------------------------
            Robert Bloch, as to his personal obligations in paragraph 8 and 13.


            /s/
            -------------------------------------
            Jeffrey Price, as to his personal obligations in paragraph 8 and 13.